Exhibit 15



May 5, 2000


IDACORP, Inc.
Idaho Power Company
Boise, Idaho


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiaries for the periods ended March 31, 2000 and 1999, as indicated in our reports dated April 28, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, are incorporated by reference in Idaho Power Company's Registration Statement No.333-33124 on Form S-3 and IDACORP, Inc.'s Registration Statement Nos. 333-00139 and 333-64737 on Form S-3 and Registration Statement Nos. 33-56071, 333-89445 and 333-65157 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






DELOITTE & TOUCHE LLP
Boise, Idaho